EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

MGM RESORTS INTERNATIONAL NAMES BILL HORNBUCKLE PRESIDENT & CHIEF MARKETING OFFICER

Recognized Industry Leader Has Expanded Role in Company’s Growth Focus

Las Vegas, NV December 4, 2012— MGM Resorts International (NYSE: MGM) has announced the promotion of Bill Hornbuckle to President & Chief Marketing Officer.

In the newly-created position that will report to Jim Murren, Chairman & CEO of MGM Resorts International, Hornbuckle will assume expanded responsibility to include Gaming Development.

“Bill Hornbuckle is widely regarded as one of the most strategic and effective leaders in the hospitality and entertainment industry,” Murren said. “Since assuming the newly-created role of CMO for the company in 2010, he has been focused on growing the company’s relationships with our customers and guests. He has achieved this with significant success, for example, in the creation and growth of our M life customer loyalty program,” Murren added.

Murren said the appointment evolved from the execution of the company’s strategic plan that included expanding the company’s presence domestically and internationally.

Murren also announced expanded responsibilities for Corey Sanders, the company’s Chief Operating Officer, Bobby Baldwin, President & CEO of CityCenter, and Dan D’Arrigo, Chief Financial Officer.

Sanders will have expanded oversight and leadership of the company’s operating functions including Retail, Corporate Advertising and Sales divisions in support of the company’s growth strategies. Baldwin will assume the day to day leadership role for the Aria, Vdara, and Mandarin Hotels, as well as CityCenter Residential and Crystals Retail. Sanders, Baldwin and D’Arrigo will continue to report to Murren.

“Bill, Corey, Bobby and Dan are part of a leadership team that is high performing and recognized as among the best of the best in our industry. I am proud to have such strong Finance, Development, Marketing and Operational leaders as we continue to grow the company as a leader in the hospitality and entertainment industry,” Murren said.

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a peerless portfolio of destination resort brands, including Bellagio, MGM Grand, Mandalay Bay and The Mirage. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

For More Information Contact:

Alan Feldman, SVP Public Affairs 702-891-1840; afeldman@mgmresorts.com

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MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • mgmresorts.com